December 13, 1999


Westell Technologies, Inc.
750 North Commons Drive

Aurora, IL

Gentlemen:

                  Reference is made to the 6% Subordinated Convertible Debenture ("Debenture") dated April 15, 1999 in the principal amount of $5,000,000 issued by Westell Technologies, Inc. ("Company ") to Capital Ventures International ("Investor") and the Stock Purchase Warrant ("Warrant") issued to Investor by the Company dated April 15, 1999 for the right to purchase 227,273 shares of the Company Class A common stock.

                  This Letter Agreement documents the following agreements between Investor and the Company:

         1. In consideration of the issuance described in Paragraph 2 of this Letter Agreement, Investor agrees that as to any transaction first announced by December 31, 1999, the phrase "except for issuances which do not exceed 20% of the Class A Common Stock " in the first sentence of Section 4(e) of the Warrant and the first sentence of Section 8.3 of the Debenture shall be deemed to read "except for issuances to shareholders of the other party which do not exceed 41% (calculated on an after issuance basis) of the outstanding common stock of both classes of the Company."

         2. The Warrant is hereby amended to reduce the Exercise Price (as defined in the Warrant) from $8.9208 to $5.9208, subject to further adjustment from time to time in accordance with the Warrant. The number of shares of Common Stock issuable upon exercise of the Warrant shall not be adjusted by reason of the reduction in Exercise Price effected by this Paragraph 2; and there shall be no further Exercise Price adjustment pursuant to Section 4(a) of the Warrant on account of a Company Transaction which is subject to the waiver of Paragraph 1. There shall be no adjustment to the Conversion Price of the Debenture by virtue of the Warrant Exercise Price adjustment herein.

         3. The Investor hereby releases and waives any claims against the Company for money payments, damages, Warrant Exercise Price adjustments, Debenture Conversion Price adjustments or otherwise which arise or could arise or be assertable by reason of any action or occurrence under Section 8.10 of the Debenture or Section 4(l) of the Warrant from April 15, 1999 through the date of this Letter Agreement.

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         4. It is  acknowledged  that the " six month  period" in the proviso of the penultimate sentence of Section 8.10 of the Debenture and the proviso in the last sentence of Section 4(l) of the Warrant is the period beginning April 15, 1999 and ending February 28, 2000.

         5. Each party represents and warrants to the other that the execution of this Letter Agreement by it has been authorized by all necessary corporation action, including, for the Company, by its Board of Directors. This Letter Agreement shall constitute an amendment to both the Debenture and the Warrant and shall bind successor holders to the Debenture and the Warrant. The Company shall not be required to register any transfer of the Debenture or Warrant unless the transferee acknowledges the amendment thereto under this Letter Agreement.

         6. The undersigned acknowledges that the Company may be entering into agreements with the other holders of warrants and debentures issued on April 15, 1999 which address the matters covered by this Letter Agreement. There shall be no adjustment to the Warrant Exercise Price or the Debenture Conversion Price on account of execution of any such agreements.


                                        Capital Ventures International
                                        By Heights Capital Management, as agent


                                        By /s/Andrew Frost, president

Westell Technologies, Inc.

By/s/ Marc Zionts, executive vice president
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